Press Release For immediate release
Invesco Ltd. Announces February 28, 2017
Assets Under Management

Invesco Relations Contact:    Brandon Burke    404-439-3468
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, March 9, 2017 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $836.8 billion, an increase of 1.4% month over month. The increase was driven by favorable market returns, net long-term inflows, and an increase in PowerShares QQQs; partially offset by a decrease in foreign exchange and money market AUM. FX decreased AUM by $1.6 billion. Preliminary average total AUM for the quarter through February 28 were $828.8 billion, and preliminary average active AUM for the quarter through February 28 were $678.7 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

February 28, 2017(a)	$836.8	$379.6	$203.2	$48.6	$78.0(b)	$127.4
January 31, 2017	$825.3	$371.3	$201.9	$47.9	$79.4	$124.8
December 31, 2016	$812.9	$364.1	$201.7	$46.8	$78.3	$122.0
November 30, 2016	$805.6	$359.8	$202.1	$46.8	$77.6	$119.3
Active(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

February 28, 2017(a)	$682.2	$279.9	$158.0	$48.6	$78.0(b)	$117.7
January 31, 2017	$675.9	$275.8	$157.6	$47.9	$79.4	$115.2
December 31, 2016	$668.5	$270.6	$160.0	$46.8	$78.3	$112.8
November 30, 2016	$662.8	$267.4	$160.8	$46.8	$77.6	$110.2
Passive(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

February 28, 2017(a)	$154.6	$99.7	$45.2	$—	$—(b)	$9.7
January 31, 2017	$149.4	$95.5	$44.3	$—	$—	$9.6
December 31, 2016	$144.4	$93.5	$41.7	$—	$—	$9.2
November 30, 2016	$142.8	$92.4	$41.3	$—	$—	$9.1

(a)	Preliminary - subject to adjustment.
(b)	Preliminary - ending money market AUM include $70.1 billion in institutional money market AUM and $7.9 billion in retail money market AUM.
(c)	Passive AUM include ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.
About Invesco Ltd.
Invesco is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.
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